Exhibit 99.1

Contact: Craig M. Dwight
President & CEO
Phone: (219) 873-2725
Fax: (219) 874-9280
Date:  December 22, 2008

FOR IMMEDIATE RELEASE

Horizon Bancorp Receives Approval for funds from
 U.S. Treasury Capital Purchase Program

Michigan City, Indiana (NASDAQ-GM: HBNC) – Horizon Bancorp announced today it received an investment of $25 million under the U.S. Department of Treasury’s Capital Purchase Program (CPP) on December 19, 2008.

The Capital Purchase Program was authorized by the government's Troubled Asset Relief Program (TARP) under the Emergency Economic Stabilization Act of October, 2008. The CPP portion of TARP was designed to infuse capital into some of the nation's banks to increase the flow of financing to consumers and businesses.

“The program is a voluntary initiative designed primarily for healthy financial institutions to build capital and increase the flow of credit to support the economy,” said Craig M. Dwight, President and CEO of Horizon Bancorp.

While Horizon was pleased to be among the financial institutions selected to be able to participate in the program, the bank thoughtfully considered the program before accepting the funds.

Horizon understands the potential confusion regarding why banks may agree to participate in the U.S. Treasury’s Capital Purchase Program – not only due to its complexity, but also the intense media attention surrounding the current economy and related government programs.  However, as a publicly traded company, Horizon felt its pattern of prudent growth is well documented along with its well-capitalized status that has consistently exceeded regulatory capital requirements.

Mr. Dwight further added, “This program will allow us to reach out to both existing and new customers who are seeking loans and that is a very positive outcome for individuals, businesses and the communities we serve.”

Mr. Dwight also noted Horizon Bank has always believed in the importance of participating in government programs that can benefit its communities. Government programs frequently require more work by the participants; however, it is absolutely essential that companies look for ways to bring federal tax dollars back to their communities in order to remain competitive.  Over the years, Horizon Bank has been a leader in participating in all types of government programs.  These programs include FHA and VA mortgage loans, Federal Home Loan Bank Community Grants, Federal Home Loan

-- MORE --

Horizon Bancorp Receives Approval for CPP, page 2

Community Investment Program Loans and Small Business Administration loan programs. Taking advantage of the CPP funds is just one additional way for Horizon to help stimulate the local economy. “We’ve really never stopped lending,” said Mr. Dwight. “Horizon has been on solid financial ground throughout the current economic crisis.  The additional funds from the government will make it easier for participating banks to increase loan activity so the local economy can once again start to grow and create new jobs.”

Under the program, the Treasury acquired 25,000 Series A shares of Horizon’s Fixed Rate Cumulative Perpetual Preferred Stock that will pay a 5% dividend for each of the first five years of the investment (which will total $1,250,000 a year) and 9% per year thereafter (which will total $2,250,000 a year) unless Horizon redeems the shares. The preferred shares qualify as Tier I capital and are callable by Horizon after three years. As part of its investment, the Treasury also received a warrant to purchase 212,104 shares of common stock of Horizon, with an exercise price of $17.68 per share. The warrant is expected to give the Treasury the opportunity to benefit from an increase in the common stock price of the company.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

# # #